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                                                                   EXHIBIT 10.65

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of March 16, 2002, by and between Marshall B. Hunt, an individual resident of the State of Florida ("Employee"), and Horizon Medical Products, Inc., a Georgia corporation (the "Employer").

                              W I T N E S S E T H:

         WHEREAS, Employee and Employer desire to enter into a new Employment Agreement that replaces and supersedes in its entirety the Employment Agreement dated April 3, 1998 between Employee and Employer, as amended;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1. Employment.

         Subject to the terms hereof, the Employer hereby employs Employee, and Employee hereby accepts such employment. Employee will serve as Chairman of the Board of Directors and Chief Executive Officer of Employer. Employee agrees to devote his full business time and best efforts to the performance of the duties that the Board of Directors of Employer (the "Board of Directors") may assign Employee from time to time.

         Section 2. Term of Employment.

         The term of Employee's employment hereunder (the "Term") shall be from March 16, 2002 (the "Effective Date") until the earlier of (i) March 16, 2003 or
(ii) the occurrence of any of the following events:

                  (a) The death or total disability of Employee (total disability meaning the failure to fully perform his normal required services hereunder for a period of ) three (3) consecutive months during the Term hereof, as determined by the Board of Directors, by reason of mental or physical disability);

                  (b) The termination by Employer of Employee's employment hereunder, upon prior written notice to Employee, for "good cause", as determined by the Board of Directors. For purposes of this Agreement, "good cause" for termination of Employee's employment shall exist (i) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, or embezzlement, (ii) if Employee has engaged in a dishonest act to the material damage or prejudice of Employer or a subsidiary of Employer, or in conduct or activities materially damaging to the business of Employer or a subsidiary of Employer, (iii) if Employee fails to comply with the terms of this Agreement, and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such



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failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails, or (iv) if Employee fails to follow a lawful directive of the Board of Directors (which is consistent with Employee's position as Chairman of the Board and Chief Executive Officer) and, within thirty (30) days after written notice from Employer of such failure, Employee has not corrected such failure; or

                  (c) The termination of this Agreement by either party upon at least ninety (90) days prior written notice.

         Section 3. Compensation.

         3.1 Term of Employment. Employer will provide Employee with the following salary, expense reimbursement, and additional employee benefits during the term of employment hereunder:

                  (a) Salary. Employee will be paid a salary (the "Salary") of no less than Two Hundred and Seventy Thousand Dollars ($270,000) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated).

                  (b) Bonus.

                           (i) Employee will be entitled to annual bonus (the "Bonus") equal to 50% of his Salary for the entire 2002 fiscal year, based upon the achievement during the 2002 fiscal year of Employer measured at the end of such year of a 25% or more (but less than 35%) increase in the earnings per share of the Common Stock from the earnings per share of the Common Stock for the 2001 fiscal year. If such increase in earnings per share is 35% or more, then the Bonus for such year shall equal 100% of Employee's Salary for the entire 2002 fiscal year. Any Bonus earned shall be paid promptly upon the availability of annual financial results for 2002 (which is expected to occur in February 2003). Employee shall also be entitled to receive a pro rated Bonus, calculated based on the formula set forth above, for the period commencing January 1, 2003 and terminating on March 31, 2003 based upon the achievement during such period of an earnings per share increase of either 25% or 35%, as described above, when compared with the same period during 2002. Such Bonus for 2003, if any, shall be payable May 1, 2003. In the calculation of such Bonus under this
         Section 3.1(b)(i), all restructuring costs and charges incurred by Employer in connection with the refinancing in March 2002 will be disregarded.

                           (ii) Employee will be entitled, at any time, whether employed by the Company or not, to an additional Bonus in an amount equal to one percent (1%) of the principal amount of any Purchaser Senior Subordinated Convertible Note issued to ComVest Venture Partners, L.P. and any Additional Note (as defined in the Note


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         Purchase Agreement) issued to the Additional Note Purchasers upon and to the extent any such Note is paid or converted, payable upon such payment or conversion.

                  (c) Car Allowance. Employer shall provide Employee with a leased automobile during the Term of this Agreement, the monthly lease payments for which shall not exceed $1,500.00, and shall pay for gasoline, insurance, and maintenance expenses for such automobile.

                  (d) Club Dues. Employee shall be reimbursed for the initiation fee and monthly dues (not in excess of the initiation fee and monthly dues of the Capital City Club) for any one club joined by Employee during the Term. Employee shall be reimbursed for the dues and expenses incurred by Employee and his family in connection with his membership in the Young Presidents Organization.

                  (e) Vacation. Employee shall receive eight (8) weeks vacation time per calendar year during the term of this Agreement. Any unused vacation days in any calendar year may not be carried over to subsequent years.

                  (f) Expenses. Employer shall reimburse Employee for all reasonable and necessary expenses incurred by Employee in furtherance of the Company's business at the request of and on behalf of Employer.

                  (g) Benefit Plan. Employee may participate in such medical, dental, disability, hospitalization, life insurance, and other benefit plans (such as pension and profit sharing plans) as Employer maintains from time to time for the benefit of other executives of Employer, on the terms and subject to the conditions set forth in such plans. Without limiting the foregoing, Employer shall pay the premiums on the disability policies maintained on Employee's behalf and set forth on Exhibit "A" hereto. Employer shall also reimburse Employee with respect to any reasonable medical and dental expenses incurred by Employee and/or his immediate family members which are not reimbursable under the medical and dental benefit plans maintained by Employer in which Employee participates.

                  3.2 Effect of Termination or Change of Control.

                  (a) Except as hereinafter provided, upon the termination of the employment of Employee hereunder for any reason, Employee shall be entitled to all compensation and benefits earned or accrued under Section 3.1 as of the effective date of termination (the "Termination Date"), but from and after the Termination Date no additional compensation or benefits shall be earned by Employee hereunder. Except in the case of a termination of the employment of Employee pursuant to Section 2(b) hereof or a termination by Employee of Employee's employment pursuant to Section 2(c) hereof, Employee shall be deemed to have earned any Bonus payable with respect to the calendar year in which the Termination Date occurs on a prorated basis (with the Bonus calculated as of the end of the month in which termination occurs). Any such Bonus shall be payable on (i) the date on which the Bonus would


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have been paid had Employee continued his employment hereunder if the
Termination Date occurs during December or (ii) the 30th day following the end of the month in which the Termination Date occurs and shall be calculated as of the end of the month in which the Terminate Date occurs. If Employee's employment hereunder is terminated by Employer pursuant to Section 2(c) hereof, or if Employee is not offered employment with Employer commencing March 16, 2003 on terms and conditions that are at least as favorable as the terms and conditions of this Agreement, or if Employee continues his employment with Employer after March 16, 2003 and such employment is then terminated at any time by Employer for any reason other than good cause (as defined in Section 2(b) above), then, in any such event in addition to any other amount payable hereunder, Employer shall continue to pay Employee his normal Salary pursuant to
Section 3.1(a) for twelve (12) months after the Termination Date, plus an amount equal to Employee's Bonus for the twelve (12) months immediately prior to the Termination Date, in periodic payments on the dates each month on which Employer's employees are paid. Employee shall continue to be eligible to receive the benefits set forth in Section 3.1(c) and Section 3.1(g) above during such twelve (12) months.

                  (b) Upon the occurrence of a Change in Control Event (as defined below) and if at the time of the Change in Control Event Employee is employed with Employer or is receiving severance payments under Section 3.2(a) above, then Employer will pay to Employee (in lieu of an obligation to make further payments to Employee under or on account of Section 3.1(a)) the annual Salary that would have been payable to Employee under this Agreement for each of the three (3) years after the Change in Control Event. The amounts payable to Employee under the previous sentence of this Section 3.2(b) shall be paid by Employer in equal monthly payments during such period or in a lump sum, at the option of Employee.

                           If any payment or other benefit (a "Termination
Payment") received or to be received by Employee in connection with a Change in Control Event (whether or not this Agreement is terminated) or Employee's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with Employer, with any person whose actions result in a Change in Control Event or with any person affiliated with Employer or such person) is or will be subject to the tax (the "Excise Tax") imposed by ss.4999 of the Internal Revenue Code of 1986, as amended (the "Code"), Employer shall pay to Employee a Gross-Up Payment (as defined below) to the extent provided by the third paragraph of this Section 3.2(b). A Gross-Up Payment shall be payable pursuant to this Section 3.2(b) on and subject to the following terms and conditions:

                           (i) At the time the applicable Termination Payment is made, an additional amount (the "Gross-Up Payment") shall be paid by Employer such that the net amount retained by Employee, after deduction of any Excise Tax on such Termination Payment and any federal, state, and local income tax, employment tax, and Excise Tax on the Gross-Up Payment, shall be equal to the amount or value of such Termination Payment. For purposes of determining whether any such Termination Payment will be subject to the Excise Tax, all Termination Payments shall be treated as "parachute payments" within the meaning ofss.280G(b)(2) of the Code, and all "excess parachute


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         payments" within the meaning of ss.280G(b)(1) of the Code shall be treated as being subject to the Excise Tax, unless in the opinion of tax counsel reasonably acceptable to Employee and selected by the accounting firm which, immediately prior to the Change in Control Event, was Employer's independent auditors, such payments (in whole or in part) do not constitute "parachute payments" within the meaning of ss.280G of the Code or represent reasonable compensation for services actually rendered in excess of the "base amount" allocable to such reasonable compensation. The full amount of the Gross-Up Payment shall be treated as being subject to the Excise Tax. The value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of ss.ss.280G(d)(3) and
         (4) of the Code.

                           (ii) For purposes of determining the amount of any Gross-Up Payment, Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Termination Payment or Gross-Up Payment is made, and shall be deemed to pay state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the date the applicable Termination Payment or Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

                           (iii) If the Excise Tax or income tax payable with respect to a Gross-Up Payment as finally determined exceeds the amount taken into account or paid to Employee at the time the applicable Termination Payment or Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the applicable Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable by Employee with respect to such excess) at the time that the amount of such excess if finally determined.

                           For purposes of this Agreement a "Change in Control
Event" shall mean the occurrence of either one of the following transactions on or prior to March 16, 2005:

                  (1) the adoption of a plan of merger or consolidation of Employer with any other corporation as a result of which the holders of the outstanding voting stock of Employer as a group would receive less than 50% of the voting stock of the surviving or resulting corporation; or

                  (2) the sale of substantially all of the assets of Employer, and

                  (3) as a result of the transaction described in clause (1) or
         (2) above, the shareholders of Employer receive cash and/or securities valued on the date of the consummation of the transaction at $3.00 or more per share.


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         Section 4. Other Payments and Reimbursements.

         In consideration for Employee's entering into this Agreement, Employer shall:

                  (a) pay to Employee at the closing of the Transaction (defined below) the salary of Employee during the period of October 16, 2001 through the date of such payment (at the salary rate in effect during such period), which salary was not previously paid to Employee pursuant to the provisions of the Forbearance Agreement (as defined below); (b) reimburse Employee at the closing of the Transaction for all funds advanced personally by Employee on behalf of Employer during Employee's efforts in 2002 to refinance its senior secured indebtedness;

                  (c) pay to Employee within one week after the closing of the Transaction bonus compensation in the amount of $319,921.43, with which payment Employee shall immediately repay to Employer all principal and accrued interest under outstanding promissory notes payable by Employee to Employer;

                  (d) grant options to purchase the common shares of Employer pursuant to the provisions of that certain Option Agreements dated March 16, 2002; and

                  (e) issue to Employee 75,000 shares of Employer's common stock in consideration for Employee's funding personally one-half of the principal amount of the Convertible Promissory Bridge Note dated March 16, 2002.

         Except as otherwise provided above in this Section 4, Employee hereby forever waives and relinquishes any right or interest that Employee may have or claim to have with respect to all Salary compensation, bonus compensation, or any other compensation or benefits accruing prior to the date hereof under Employee's prior Employment Agreement dated April 3, 1998, as amended, between Employer and Employee.

         For purposes of this Section 4:

                           (i) the term "Transaction" shall mean the refinancing of the senior secured indebtedness of Employer in a financing described under that certain Note Purchase Agreement dated March 1, 2002 (the "Note Purchase Agreement"); and

                           (ii) the term "Forbearance Agreement" shall mean that certain Forbearance Agreement dated March 30, 2001 between Employer and Bank of America, N.A., as amended.

         Section 5. Miscellaneous.

         5.1 Severability. The covenants in this Agreement shall be construed as covenants independent of one another and as obligations distinct from any other contract between


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Employee and Employer. Any claim that Employee may have against Employer shall not constitute a defense to enforcement by Employer of this Agreement.

         5.2 Notices. Any notice or other document to be given hereunder by any party hereto to any other party hereto shall be in writing and delivered in person or by courier, by telecopy transmission, or sent by any express mail service, postage or fees prepaid to the following addresses:

                  Employer:         Attention:  President
                                    Seven North Parkway Square
                                    4200 Northside Parkway, N.W.
                                    Atlanta, Georgia  30327

                  Employee:         Mr. Marshall B. Hunt
                                    3935 Paces Manor
                                    Atlanta, Georgia  30339

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent.

         5.3 Binding Effect. This Agreement inures to the benefit of, and is binding upon, Employer and its respective successors and assigns, and Employee, together with Employee's executor, administrator, personal representatives, heirs, and legatees.

         5.4 Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. This Agreement supersedes and terminates all prior employment and compensation agreements, arrangements, and understandings between or among Employer and Employee. This Agreement may be modified only by a written instrument signed by all of the parties hereto.

         5.5 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia without reference to its conflicts of law principles. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision.

         5.6 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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         5.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    HORIZON MEDICAL PRODUCTS, INC.



                                    By /s/ William E. Peterson, Jr.
                                      ------------------------------------
                                      William E. Peterson, Jr., President



                                    EMPLOYEE:


                                    /s/ Marshall B. Hunt
                                    --------------------------------------
                                    Marshall B. Hunt